Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
October 1, 2012	Kristina Waugh
kristina.r.waugh@centurylink.com

CENTURYLINK TERMINATES FINANCE TRANSACTIONS

MONROE, La. . . . CenturyLink, Inc. (NYSE: CTL) announced today that in light of current market conditions it has decided not to proceed with its previously-announced senior notes offering at this time. CenturyLink opportunistically sought to refinance certain indebtedness of its wholly-owned subsidiary Qwest Communications International Inc. (“Qwest”) at attractive rates.

As a result of its decision not to proceed with its senior notes offering, CenturyLink also announced that Qwest is hereby terminating its previously-announced cash tender offer for its outstanding 7.125% Notes due 2018 (CUSIP Number 749121CC1). Qwest is terminating the tender offer because it has determined that the financing condition is unlikely to be satisfied.

Qwest has previously committed to redeem on October 26, 2012 all $550 million aggregate principal amount of its 8.00% Notes due 2015. Qwest now expects to fund this redemption with borrowings available to it under CenturyLink’s revolving credit facility.

This press release constitutes a formal termination of Qwest’s tender offer. CenturyLink and Qwest reserve the right to initiate a new tender offer at a later date if market conditions become more favorable, but are under no obligation to do so. Qwest also reserves the right to repurchase from time to time its 7.125% Notes due 2018 through other means, including redemption transactions, but is under no obligation to do so.

This press release is for informational purposes only and constitutes neither an offer to buy nor a solicitation of an offer to sell the above-described notes or any other securities. This press release shall not constitute an offer, solicitation or sale in any jurisdiction. Qwest’s tender offer was made solely pursuant to the press release issued earlier today by Qwest and CenturyLink.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink™Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest. Actual events and results may differ materially from those anticipated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to changes in the terms or availability of CenturyLink’s credit facility; changes in the credit ratings of CenturyLink; and other risks referenced from time to time in CenturyLink and Qwest’s filings with the Securities and Exchange Commission. Neither CenturyLink nor Qwest undertakes any obligation to update any of its forward-looking statements for any reason.